Exhibit 4.1

INVESTOR RIGHTS AGREEMENT

     INVESTOR RIGHTS AGREEMENT, dated as of March    , 2004, by and among (i) Trans-Industries, Inc., a Delaware Corporation (the “Company”), and (ii) the investors who are purchasing shares of Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), of the Company pursuant to a Series B Preferred Stock and Warrant Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”).

     WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the parties enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and the investment by the Investors under the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1. Defined Terms.

          Capitalized terms used herein, and not otherwise defined herein, will have the following meanings.

          Section 1.1.1 An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, (a) “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise and (b) an individual will be deemed to “control” (i) such individual’s spouse, natural or adopted children or grandchildren or (ii) a trust for the benefit of any one or more of such individual, such individual’s spouse, natural or adopted children or grandchildren.

          Section 1.1.2 “Agreement” means this Investor Rights Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          Section 1.1.3 “Common Stock” means the Company’s common stock, par value $.10 per share.

          Section 1.1.4 “Company” means Trans-Industries, Inc., a Delaware corporation, and its successors.

          Section 1.1.5 “Convertible Security” means any warrant, stock option, subscription agreement, convertible debt security or other agreement or commitment, other than a share of capital stock of the Company, pursuant to which the Company is or may become obligated to issue or sell any shares of capital stock to any Person.

          Section 1.1.6 “Investors” means Harry E. Figgie, Jr., trustee under the Trust Agreement dated July 15, 1976, as modified, and his Affiliates and successors.

          Section 1.1.7 “Person” or “person” means an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization, a government or any agency, instrumentality or political subdivision of a government.

          Section 1.1.8 “Security” or “Securities” means either a share (or shares) of capital stock of the Company or a Convertible Security.

ARTICLE 2

RIGHT OF FIRST OFFER

Section 2.1 Right of First Offer.

          The Company shall, prior to any issuance by the Company of any Security, offer to each Investor by written notice the right, for a period of 30 days, to purchase all of such Securities for cash at an amount equal to the price or other consideration for which such Securities are to be issued; provided, however, that the first offer rights of the Investors pursuant to this Section 2.1 shall not apply to Securities issued or issuable (A) as a stock dividend or upon any subdivision of shares of Common Stock, provided that the Securities issued pursuant to such stock dividend or subdivision are limited to additional shares of Common Stock, (B) pursuant to Convertible Securities, or other rights which are listed in Schedule I hereto as being outstanding on the date of this Agreement, (C) solely in consideration for the acquisition (whether by merger or otherwise) by the Company of all or substantially all of the stock or assets of any other entity, (D) pursuant to a firm commitment underwritten public offering, or (E) pursuant to the exercise of options to purchase Common Stock granted to directors, officers, employees or consultants of the Company in connection with their service to the Company, under any stock option, employee benefits or similar type plan that has been approved and adopted by the Board of Directors of the Company, and if required by the terms of such plan, the stockholders of the Company. The Company’s written notice to the Investors shall describe the Securities proposed to be issued by the Company and specify the number, price and payment terms.

Section 2.2 Acceptance by Investors.

          Each Investor may accept the Company’s offer as to the full number of Securities offered to it or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the 30 day period referred to in Section 2.1, in which event the Company shall sell and such Investor(s) shall buy, upon the terms specified, the number of Securities agreed to be purchased by such Investor(s). Notwithstanding the foregoing, if the Investors agree, in the aggregate, to purchase more than the full number of Securities offered by the Company, then, unless otherwise agreed to by all of the Investors accepting the Company’s offer, each such Investor shall first be allocated the lesser of (i) the number of Securities which such Investor agreed to purchase and (ii) the number of Securities as is equal to the full number of Securities offered by the Company multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock held by such Investor as of the date of the Company’s notice of offer (treating such Investor, for the purpose of such calculation, as the holder of the number of shares of Common Stock which would be issuable to such Investor upon conversion, exercise or exchange of all Securities (including but not limited to the Series B Preferred Stock) held by such Investor on the date such offer is made that are then convertible, exercisable or exchangeable into or for (whether directly or indirectly) shares of Common Stock) and the denominator of which shall be the aggregate number of shares of Common Stock (calculated as aforesaid) held on such date by all Investors who accepted the Company’s offer, and the balance of the Securities (if any) offered by the Company shall be allocated among the Investors accepting the Company’s offer in proportion to their relative equity ownership interests in the Company (calculated as aforesaid), provided that no Investor shall be allocated more than the number of Securities which such Investor agreed to purchase and provided further that in cases covered by this sentence all Investors shall be allocated among them the full number of Securities offered by the Company.

Section 2.3 Consummation of Issuance to Investors.

          All issuances of any Securities to any Investor pursuant to this Article 2 shall be consummated at the principal executive office of the Company (or such other place as is mutually agreed upon by the parties) on the later of (i) a business day not more than 45 days after the end of the 30 day period referred to in Section 2.1, and (ii) the fifth business day following the receipt of all regulatory or third party consents and approvals, if any, applicable to such issuances, or at such other time or place as the parties to such issuances may agree.

Section 2.4 Reoffer to Investors.

          The Company shall be free at any time prior to 90 days after the date of its notice of offer to the Investors pursuant to Section 2.1, to offer and sell to any third party or parties the number of such Securities not agreed by the Investors to be purchased by them, at a price and on payment terms no less favorable to the Company than those specified in such notice of offer to the Investors. However, if such third party sale or sales are not consummated within such 90 day period, the Company shall not sell such Securities as shall not have been purchased within such period without again complying with this Article 2.

ARTICLE 3

COVENANTS

Section 3.1 Company Covenants.

          At any time prior to the earlier of (i) five years from the date hereof and (ii) the date upon which the Investors cease to hold at least 10% of the Company’s outstanding Common Stock (treating the Investors, for the purpose of such calculation, as the holders of the number of shares of Common Stock which would be issuable to them upon conversion, exercise or exchange of all Securities (including but not limited to the Series B Preferred Stock) held by the Investors that are then convertible, exercisable or exchangeable into or for (whether directly or indirectly) shares of Common Stock), except where the vote or written consent of the holders of a greater number of shares of the Company is required by law or by the Company’s Certificate of Incorporation, and in addition to any other vote required by law or the Company’s Certificate of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Company will not:

          Section 3.1.1 Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Company, or increase the authorized amount of the Series B Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Company, or create or authorize any obligation or security convertible into shares of Series B Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Company, whether any such creation, authorization or increase shall be by means of amendment to the Company’s Certificate of Incorporation or by merger, consolidation or otherwise;

          Section 3.1.2 Consent to any liquidation, dissolution or winding up of the Company or consolidate or merge into or with any other entity or entities or sell, lease, abandon, transfer or otherwise dispose of all or substantially all its assets;

          Section 3.1.3 Amend, alter or repeal the Company’s Certificate of Incorporation if the effect would be detrimental or adverse in any manner with respect to the rights of the holders of the Series B Preferred Stock;

          Section 3.1.4 Purchase or set aside any sums for the purchase of any shares of stock other than the Series B Preferred Stock, except for the purchase of shares of Common Stock from former employees of the Company who acquired such shares directly from the Company, if each such purchase is made pursuant to contractual rights held by the Company relating to the termination of employment of such former employee, and except for the purchase or redemption of any shares of the Company’s Series A Preferred Stock pursuant to the terms of such shares; or

          Section 3.1.5 Approve any annual budget for the Company or any deviation of more than 10% from any budget previously approved.

          Section 3.2 Additional Covenants.

          At any time prior to the earlier of (i) ten years from the date hereof and (ii) the date upon which the Investors cease to hold at least 10% of the Company’s outstanding Common Stock (treating the Investors, for the purpose of such calculation, as the holders of the number of shares of Common Stock which would be issuable to them upon conversion, exercise or exchange of all Securities (including but not limited to the Series B Preferred Stock) held by the Investors that are then convertible, exercisable or exchangeable into or for (whether directly or indirectly) shares of Common Stock), except where the vote or written consent of the holders of a greater number of shares of the Company is required by law or by the Company’s Certificate of Incorporation, and in addition to any other vote required by law or the Company’s Certificate of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Company will not:

          Section 3.2.1 Terminate, or appoint a new, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company, provided, however, that the Investors agree that the Company’s Chief Executive Officer for the three (3) year period following the date of this Agreement shall be Dale Coenen, subject to his earlier death, disability, resignation or removal for cause by a majority of the Board of Directors of the Company; or

          Section 3.2.2 Increase the maximum number of directors constituting the Board of Directors to a number in excess of six.

     Section 3.3 Board Meetings. The Board of Directors of the Company shall meet bi-monthly at such times and places as the Board may from time to time determine. No notice of any such regular meeting need be given.

     Section 3.4 Management Committee. Promptly following the date of this Agreement, the Company will constitute a management committee of the Board of Directors (the “Management Committee”). The Management Committee shall have three (3) members. The Investors shall have the right to appoint two (2) members of the Management Committee. The Management Committee shall meet bi-monthly during months the full Board of Directors does not meet. Company management shall consult with, and report to, the Management Committee as requested by the Management Committee.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Company Covenant Prior to Shareholder Approval.

          Notwithstanding anything herein to the contrary, Article 2, Section 3.1 and Section 3.2.1 shall be of no force or effect unless and until the shareholders of the Company approve the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement, including this Agreement) for purposes of complying with NASD listing standards (“Shareholder Approval”). Notwithstanding anything herein to the contrary, the Company will not (i) issue any Securities as contemplated by Section 2.1, (ii) take any of the actions set forth in Sections 3.1, or (iii) terminate, or appoint a new, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company, in each case until the earlier of (i) August    , 2004, and (ii) the date on which the Company receives Shareholder Approval (and only then, in compliance with the terms and conditions of this Agreement).

Section 4.2 Duration of Agreement.

          The rights and obligations of the Company and each other party or third party beneficiary under this Agreement shall terminate immediately prior to a transaction constituting a deemed liquidation or dissolution under Section 4 of the terms of the Series B Preferred Stock as set forth in the Company’s Certificate of Incorporation.

Section 4.3 Notices.

          All notices, consents and other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be given or delivered as follows, or to such other address for a party as such party may specify in a written notice given to each other party in accordance with this Section:

     If to the Company, to:

Trans-Industries, Inc. 2637 South Adams Road Rochester Hills, MI 48309 Attention: Chief Executive Officer Facsimile No.: (248) 852-1211

If to an Investor or any other stockholder of the Company, to the address specified for such Investor or stockholder in the Purchase Agreement or in the Company’s record of stockholders.

Notices so addressed and sent by registered or certified mail with first-class postage prepaid and return receipt requested, or by a national overnight air courier service, shall be deemed to have been given three business days and one business day, respectively, after the date of registration or documented acceptance by the national overnight air courier service, as the case may be, and in the case of facsimile transmission, upon confirmation of receipt of such transmission. Otherwise, notices shall be deemed to have been given when actually received.

Section 4.4 Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives. Specifically, an Investor may assign any and all of its rights and obligations hereunder to any Persons to whom such Investor transfers any of its Securities.

Section 4.5 Equitable Relief.

          The parties agree that it is impossible to determine the monetary damages that would accrue to the Company or any party or its personal representative by reason of the failure of any party or the Company to perform any of its obligations under this Agreement requiring the performance of an act other than the payment of money only. The Company and each party shall be entitled to enforce its rights under this Agreement specifically and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

Section 4.6 Entire Agreement.

          This Agreement, the Transaction Documents (as defined in the Purchase Agreement) and the other writings referenced herein constitute the exclusive statement of the agreement of the Company and the other parties hereto concerning the subject matter hereof and supersede all other agreements, oral or written, among or between any of them concerning such subject matter. All negotiations among or between any of the Company and the other parties hereto concerning the subject matter of this Agreement are superseded by this Agreement and the Transaction Documents, including any that may have been expressed in any term sheet, letter of intent or other similar document, and there are no representations, promises, understandings or agreements, oral or written, in relation thereto among or between any of them other than those incorporated herein.

Section 4.7 Waiver and Amendment.

          No waiver of any provision of this Agreement shall be effective unless made in a written instrument which specifically references this Agreement and which is duly signed by or on behalf of the party against whom such waiver is sought to be enforced. Except as expressly provided herein, the failure of the Company or any other party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of any provision or of the right of any such Person to enforce each and every provision of this Agreement. Neither this Agreement nor any provision hereof can be modified, amended, changed, discharged or terminated except by an instrument in writing, signed by the Company and the Investors holding at least a majority of the outstanding shares of Common Stock on an as if converted basis then held by all Investors; provided, however, that any amendment that would adversely affect the rights of any party hereto, in its capacity as a stockholder of the Company, without similarly affecting the rights hereunder of all other similarly situated parties hereto, shall only be effective against such stockholder with such stockholder’s written agreement.

Section 4.8 Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of law. Each party hereto irrevocably and unconditionally agrees that any action, suit or proceeding at law or in equity which in any way arises out of or relates to this Agreement (a “Litigation”) may be brought in any federal or state court of competent jurisdiction located in the State of Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.9 Severability.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid and enforceable as against all parties hereto, but if any provision of this Agreement is held to be invalid or unenforceable in any respect or as to any Person, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement as to any Person. In the event that pursuant to any regulatory authority or regulation, the Company is required to make any revisions or modifications to any provision of this Agreement or any of the other related documents, the parties agree to enter into good faith negotiations and make revisions or modifications, to the extent possible, that are in compliance with such regulation or the rules of such regulatory authority, and which are designed to accomplish the purposes of such provision to be revised or modified.

Section 4.10 Headings.

          The Article and Section headings contained in this Agreement are intended solely for convenience of reference and shall not be considered in interpreting this Agreement.

Section 4.11 Gender; Inclusion.

          Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter and the neuter gender includes the masculine or feminine. In every place where they are used in this Agreement, the words “include” and “including” are intended and shall be construed to mean “include, without limitation” and “including, without limitation”, respectively, unless a different intent is expressly stated in the context.

Section 4.12 Counterparts.

          This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, and may be executed and delivered with separate signature pages as though all parties had executed and delivered the same signature page. Any Person who subsequently becomes an Investor hereunder may execute a counterpart of this Agreement and become a party hereto and any such person shall be deemed an Investor hereunder.

Section 4.13 Time Periods.

          Unless otherwise expressly stated in the context, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, Sunday, or a holiday observed by the Company at its principal executive office, the period during which such action may be taken shall be automatically extended to the next business day.

Section 4.14 No Inconsistent Agreements; Further Assurances.

          Neither the Company nor any other party hereto shall take any action or enter into any agreement that is inconsistent with the rights of any party hereunder or otherwise conflicts with the provisions hereof. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

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[SIGNATURE PAGE IMMEDIATELY FOLLOWING]

          IN WITNESS WHEREOF, the parties hereto have caused this Investor Rights Agreement to be executed as of the date first above written.

TRANS-INDUSTRIES, INC.

By:

President

          IN WITNESS WHEREOF, the parties hereto have caused this Investor Rights Agreement to be executed as of the date first above written.

INVESTORS:

Harry E. Figgie, Jr., trustee under the Trust Agreement dated July 15, 1976, as modified